Exhibit 5

[LETTERHEAD OF WELLS FARGO & COMPANY LAW DEPARTMENT]

December 30, 2009

Board of Directors

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration by Wells Fargo & Company, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, of $900,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), which represent general unsecured obligations of the Company that may be incurred by the Company under the Wells Fargo & Company Deferred Compensation Plan (the “Plan”), I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Deferred Compensation Obligations (the “Registration Statement”), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

1.	Wells Fargo is a corporation duly organized and existing under the laws of the state of Delaware.

2.	The Deferred Compensation Obligations, when issued in accordance with the terms of the Plan, will be binding obligations of the Company enforceable against the Company in accordance with their terms except as enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally and (b) is subject to the effect of general principles of equity, whether applied by a court of law or equity.

The foregoing opinion is limited to the Federal laws of the United States of America and the laws of the State of North Carolina.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Kathryn V. Purdom

Kathryn V. Purdom
Senior Counsel